EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-391420) of RTI International Metals, Inc. of our report dated May 17, 2006 relating to the financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan included in this annual report on Form 11-K for the year ended December 31, 2005.
/s/ BEARD MILLER COMPANY LLP
Pittsburgh, Pennsylvania
June 6, 2006